Exhibit 5.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

—, 2011

* * * DRAFT * * *

TMX Finance LLC

TitleMax Finance Corporation

and the guarantors listed on Annex A

15 Bull Street, Suite 200

Savannah, Georgia 31401

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to TMX Finance LLC, a Delaware limited liability company (“TMX”), TitleMax Finance Corporation (“Finance Corporation” and, together with TMX, the “Issuers”) and the guarantors listed on Annex A (the “Guarantors,” together with the Issuers, the “Registrants”) in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), (a) $250,000,000 aggregate principal amount of the Issuers’ 13.25% Senior Secured Notes due 2015 (the “New Notes”) and (b) the related guarantees of the New Notes by the Guarantors (together with the New Notes, the “Securities”) to be issued under an Indenture, dated as of June 21, 2010 (the “Indenture”), among the Issuers, the Guarantors and Wells Fargo Bank, National Association, as Trustee and Collateral Agent (the “Trustee”). Following the effectiveness of the Registration Statement, the Registrants intend to issue the Securities to the holders of $250,000,000 aggregate principal amount of the Issuers’ 13.25% Senior Secured Notes due 2015 (the “Old Notes”) in exchange for such Old Notes and the related guarantees of the Old Notes by the Guarantors (together with the Old Notes, the “Old Securities”).

This opinion letter is rendered pursuant to Item 21 of Form S-4 and Item 601 of the Commission’s Regulation S-K.

We have examined (i) the Certificates of Formation, Certificates of Incorporation or other charter documents of each of the Registrants, (ii) the limited liability company agreements, bylaws or other organizational documents of each of the Registrants, (iii) records of proceedings of the members or board of directors or managers of each of the Registrants, (iv) the Old Securities, (v) the proposed form of the Securities, (vi) the Indenture, (vii) the Purchase Agreement, dated June 16, 2010, among the Issuers, the Guarantors and Jefferies & Company, Inc., as representative of the Initial Purchasers

Atlanta • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

TMX Finance LLC

—, 2011

listed on a schedule thereto, related to the Old Notes, (viii) the Registration Rights Agreement, dated June 21, 2010, among the Issuers, the Guarantors and such Initial Purchasers related to the Old Notes and (ix) the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Registrants and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

In rendering our opinion set forth below, we have assumed, without any independent verification, (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as conformed, facsimile, photostatic or electronic copies, (v) that the form of the Securities will conform to that included in the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee under the laws of its jurisdiction of incorporation or organization, and (vii) that all parties (other than the Registrants) to the documents examined by us have full power and authority under the laws of their respective jurisdictions of incorporation or organization to execute, deliver and perform their obligations under such documents and under the other documents required or permitted to be delivered and performed thereunder.

Our opinion set forth below is limited to the laws of the State of New York, the laws of the State of Delaware and the federal laws of the United States of America to the extent referred to specifically herein, and we do not express any opinion herein concerning any other laws.

The only opinion rendered by us consists of those matters set forth in the eighth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Based on and subject to the foregoing, it is our opinion that, upon due execution of the Securities by the Registrants, due authentication thereof by the Trustee in accordance with the Indenture and issuance and delivery thereof in exchange for the Old Securities as contemplated by the Registration Statement, the Securities will be validly issued and will constitute legally binding obligations of the Registrants entitled to the

TMX Finance LLC

—, 2011

benefits of the Indenture and enforceable against the Registrants in accordance with their terms, subject to (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship, and similar laws, and limitations imposed under judicial decisions related to or affecting creditors’ rights and remedies generally; (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance; and (iii) concepts of good faith, fair dealing and reasonableness.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Alston & Bird LLP

By:
M. Hill Jeffries A Partner

Annex A

EquityAuto Loan, LLC

TitleMax Funding, Inc.

TitleMax of Alabama, Inc.

TitleMax of Georgia, Inc.

TitleMax of Illinois, Inc.

TitleMax of Mississippi, Inc.

TitleMax of Missouri, Inc.

TitleMax of South Carolina, Inc.

TitleMax of Tennessee, Inc.

TitleMax of Texas, Inc.

TitleMax of Virginia, Inc.